CONSENT OF KRYSTLE L. GARCIA, ESQ.

I hereby consent to the reference to my name under the heading "Legal Matters" in the Statement of Additional Information included in Post-Effective Amendment No. 25 to the Registration Statement on Form N-4 for certain flexible premium variable annuity contracts issued through American Family Variable Account II of American Family Life Insurance Company (File No. 333-45592).

/s/ Krystle L. Garcia

Krystle L. Garcia
Assistant General Counsel

April 10, 2020